[LETTERHEAD OF SHEARMAN & STERLING]


                                   August 26, 1994



          Viacom Inc.
          200 Elm Street
          Dedham, Massachusetts 02026


                                      Merger of
                         Blockbuster Entertainment Corporation
                             with and into Viacom Inc.
                       ----------------------------------------

          Gentlemen:

                     We have acted as counsel to Viacom Inc. in connection with (i) the proposed merger pursuant to the Agreement and Plan of Merger, dated as of January 7, 1994, as amended as of June 15, 1994, between Viacom Inc., a Delaware corporation ("Viacom"), and Blockbuster Entertainment Corporation, a Delaware corporation ("Blockbuster") and (ii) the preparation and filing of the Joint Proxy Statement/Prospectus, dated August 29, 1994, of Viacom and Blockbuster (the "Joint Proxy Statement/Prospectus"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

                    The Merger Agreement provides that at the Effective Time, Blockbuster will be merged with and into Viacom in accordance with Delaware law. As a result of the Merger the separate corporate existence of Blockbuster will cease and Viacom will continue as the surviving corporation of the Merger. By virtue of the Merger, each share of Blockbuster Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Blockbuster Common Stock held in the treasury of Blockbuster, owned by Viacom or any direct or indirect wholly-owned subsidiary of Viacom or of Blockbuster and other than any Dissenting Shares) will be converted into the right to receive (i) 0.08 of one share of Viacom Class A Common Stock, (ii) 0.60615 of one share of Viacom Class B Common Stock and (iii) up to an additional 0.13829 of one share of Viacom Class B Common Stock, with such amount to be determined in accordance with, and the right to receive such shares to be evidenced by, one VCR.

                    In delivering our opinion, we have reviewed the Merger Agreement and have assumed that the representations and warranties therein are and will remain true, correct and

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          complete and that the parties have complied with and will continue to comply with the covenants therein. In addition, we have reviewed the Joint Proxy Statement/Prospectus and have assumed that the statements therein are and will remain true, correct and complete. We have also relied on the representations made by Viacom and Blockbuster in letters to us dated August 25, 1994.
          We have also assumed, based upon discussions with the management of Viacom or Blockbuster, as appropriate, that (i) neither Viacom nor Blockbuster is an investment company within the meaning of
          Section 368(a)(2)(F)(iii) of the Code; (ii) the sum of the amount of cash, if any, paid to stockholders with respect to Dissenting Shares and the value of the VCRs exchanged in the Merger will be less than 50% of the total value of the Blockbuster Common Stock outstanding as of the date of the Merger; (iii) the total adjusted tax basis of the assets of Blockbuster transferred to Viacom will equal or exceed the sum of the liabilities assumed by Viacom plus the amount of the liabilities, if any, to which the transferred assets are subject; and (iv) that the Merger will be consummated in accordance with the Merger Agreement.

                    Based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and our consideration of other pertinent authorities, all as in effect on the date hereof, we are of the opinion that the discussion in the Joint Proxy Statement/Prospectus under the caption "THE MERGER -- Certain Federal Income Tax Consequences," insofar as it relates to matters of federal income tax law, is a fair and accurate summary of such matters. We express no opinion
          (i) as to whether such description addresses all of the U.S. federal income tax consequences of the Merger that may be applicable to Viacom, Blockbuster or any particular Blockbuster stockholder or (ii) as to the U.S. federal, state, local, foreign or other tax consequences, other than as set forth in the Joint Proxy Statement/Prospectus under the caption "THE MERGER -- Certain Federal Income Tax Consequences."

                    We consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to Shearman & Sterling under the caption "THE MERGER -- Certain Federal Income Tax Consequences" in the Joint Proxy
          Statement/Prospectus.

                                                  Very truly yours,

                                                  /s/ SHEARMAN & STERLING



          EBH